      								OMB Number:  3235-0287
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FORM 4
/      /	Check this box if no longer
	subject to Section 16.  Form 4 or
	Form 5 obligations may continue.
	See Instruction 1(b).

U. S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C.  20549
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30 (f) of the Investment company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person *

Chambliss, Darrell, 620 Coolidge Drive, Suite 350, Folsom, CA  95630

(Last) (First) (Middle) (Street), 			(City)  (State)  (Zip)

2. Issuer Name and Ticker or Trading Symbol:  Waste Connections, Inc.
(WCNX)

3. IRS or Social Security Number of Reporting Person (Voluntary):

4. Statement for Month/Year:  September  2000

5. If Amendment, Date of Original (Month/Year)  _______________

6. Relationship of reporting person to issuer
(Check all applicable)

____	Director			____	10% Owner
__X_	Officer (give		____	Other (specify
	title below)			below)
Executive Vice President, Operations

7. Individual or Joint/Group Filing (Check applicable line)

__X_	Form filed by one Reporting Person
	____	Form filed by more than one Reporting Person

Form 4 (continued)							Page 2 of 6 Pages

Table I - Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned

1. Title of Security (Instr. 3):	Common Stock

2. Transaction Date (Month/Day/Year):		September 6, 2000

3. Transaction Code (Instr. 8):	"S"

4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

Amount:  1,300		(A) or (D):	D		Price:  $24.1875

5. Amount of Securities Beneficially Owned at End of Month (Inst. 3 and
4)	12,500

6. Ownership Form:  Direct (D) or Indirect (I) (Instr. 4):	"D"

7. Nature of Indirect Beneficial Ownership (Inst. 4):

Reminder:	Report on a separate line for each class of securities
beneficially owned
		directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 4 (b) (v). SEC 1474 (3-99)

Form 4 (continued)							Page 3 of 6 Pages

Table I - Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned

8. Title of Security (Instr. 3):	Common Stock

9. Transaction Date (Month/Day/Year):		September 7, 2000

10. Transaction Code (Instr. 8):	"S"

11. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

Amount:  2,200		(A) or (D):	D		Price:  $24.00

12. Amount of Securities Beneficially Owned at End of Month (Inst. 3 and
4)	12,500

13. Ownership Form:  Direct (D) or Indirect (I) (Instr. 4):	"D"

14. Nature of Indirect Beneficial Ownership (Inst. 4):

Reminder:	Report on a separate line for each class of securities
beneficially owned
		directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 4 (b) (v). SEC 1474 (3-99)

Form 4 (continued)							Page 4 of 6 Pages

Table I - Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned

15. Title of Security (Instr. 3):	Common Stock

16. Transaction Date (Month/Day/Year):		September 8, 2000

17. Transaction Code (Instr. 8):	"S"

18. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

Amount:  26,500		(A) or (D):	D		Price:  $23.875

19. Amount of Securities Beneficially Owned at End of Month (Inst. 3 and
4)	12,500

20. Ownership Form:  Direct (D) or Indirect (I) (Instr. 4):	"D"

21. Nature of Indirect Beneficial Ownership (Inst. 4):

Reminder:	Report on a separate line for each class of securities
beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 4 (b) (v). SEC 1474 (3-99)

Form 4 (continued)							Page 5 of 6 Pages

Table II -	Derivative Securities Acquired, Disposed of, or
Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 3):

2. Conversion or Exercise Price of Derivative Security:

3. Transaction Date (Month/Day/Year):

4. Transaction Code (Instr. 8):

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5):

6. Date Exercisable and Expiration Date (Month/Day/Year):

Date Exercisable:			Expiration Date:

7. Title and Amount of Securities Underlying Derivative Security
(Instr. 3 and 4):

Title:					Amount or Number of Shares:

8. Price of Derivative Security (Instr. 5):

9. Number of  Derivative Securities Beneficially Owned at End of Month
(Instr. 4):

10. Ownership Form of Derivative Security: Direct (D) or Indirect (I)
(Instr. 4):

11. Nature of Indirect Beneficial Ownership (Inst. 4):

Form 4 (continued)						Page 6 of 6 Pages

Explanation of Responses:


								/s/ Darrell Chambliss
								Signature of Reporting Person
								Name:	Darrell Chambliss
								Date:	October 10, 2000

**	Intentional misstatements or omissions of facts constitute Federal
Criminal Violations.
	See 18 U.S.C. 1001 and 15 U.S. C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed.  If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.




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